Exhibit 10.1

 GOLDEN MINERALS COMPANY

2013 KEY EMPLOYEE LONG-TERM INCENTIVE PLAN

UNIT GRANT AGREEMENT

THIS UNIT GRANT AGREEMENT (this “Agreement”), is made as of the ____ day of _______, 20____ (the “Grant Date”), between Golden Minerals Company, a Delaware corporation (the “Company”) and __________ (“Executive”).

RECITAL

The Company desires to retain the services of Executive and encourage and motivate Executive to contribute to the growth of the Company through the ownership of units which entitle Executive to the value of a number of shares of the Company’s common stock, $0.01 par value (“Shares”) equal to the number of units payable to Executive upon settlement pursuant to the terms and conditions of the Golden Minerals Company 2013 Key Employee Long-Term Incentive Plan (the “Plan”) and this Agreement.  Such ownership will provide the Executive with a more direct stake in the future of the Company and encourage the Executive to remain with the Company and/or its Affiliates, as applicable. Capitalized terms, which are not defined herein, shall have the meaning set forth in the Plan.

AGREEMENT

In consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.Grant of Units.  The Company hereby grants to Executive ______ Units (the “Units”) in order to provide compensation to Executive for his services to the Company, subject to the terms, conditions and restrictions of this Agreement and the Plan.

2.Vesting.

(a)Executive shall have no rights to any payments with respect to the Units until the Units have vested according to the Vesting Schedule set forth below. Vesting is conditioned upon the Continuous Service of the Executive through each Vesting Date set forth below; provided, however, that Executive’s Units shall become fully vested if the Executive’s Continuous Service is terminated by reason of the Executive’s death, Disability or Retirement. In addition, in the event of a Change of Control, all outstanding Units shall vest in full. For purposes of this Agreement, “Continuous Service” shall mean the uninterrupted provision of services as an Employee, with such Continuous Service ending on the date the Executive ceases to be an Employee. Notwithstanding the foregoing, the Committee may, by resolution, at any time prior to the Executive’s termination of employment, choose to alter the above definition of “Continuous

Service” for all purposes of this Agreement to be as defined in Section 2(i) of the Plan, but only if such change would not be materially adverse to the existing rights of the Executive.

(b)If the Executive’s Continuous Service is terminated during the vesting period, the Executive’s remaining unvested Units (after giving effect to any accelerated vesting provided in Section 2(a) above) shall terminate and become forfeited.

Number:[*]

Grant Date:[*]

Vesting Schedule:[*]

3.Payment of Vested Units.

(a)Payment in respect of Executive’s vested Units is subject to a mandatory Deferral Direction and shall be paid at the time set forth in Section 7(b) or Section 13 (if applicable) of the Plan (the “Payment Date”) (generally upon the earliest to occur of (i) a 409A Change of Control and the later of (A) the date of Executive’s Separation from Service and (B) the Vesting Date of the Units as set forth above).

(b)On the Payment Date, the Executive shall be entitled to receive an amount determined in accordance with Section 7(c) of the Plan (the “Settlement Amount”).

(c)The Settlement Amount will generally be payable in cash; however, the Company has the right in certain circumstances specified in the Plan to pay the Settlement Amount in Shares under the Company’s Amended and Restated 2009 Equity Incentive Plan or any other such plan pursuant to which the Company’s Shares are issuable that has been adopted in accordance with applicable law and applicable stock exchange rules.

(d)Payments made pursuant to Units shall be subject to applicable federal, state, local and other withholding taxes, and the Company’s obligation to make payment pursuant to the Units shall be subject to Executive making arrangement with the Company for the withholding of same.

4.No Stockholder Rights. Executive shall not have any rights as a stockholder of the Company with respect to any Units granted to Executive under this Agreement.

5.No Rights; Employment. The grant of Units, execution of this Agreement or the vesting of any Units shall not confer upon Executive any right to, or guaranty of, continued employment with Company or any of its subsidiaries, nor in any way limit the right of Company or such subsidiaries to terminate at any time the employment of or relationship with the Executive.

6.Restrictions on Transfer.  Units, whether or not vested, may not be sold, assigned, transferred, by gift or otherwise, pledged or hypothecated, or otherwise disposed of, by operation of law or otherwise, at any time.  Any attempt to do so shall be null and void.

 7.Notices.  All notices to Executive or other persons then entitled to receive payment under this Agreement shall be delivered  to Executive at the Company’s office or such other address as shall be specified in writing by Executive or such other person. All notices to Company shall be delivered to the attention of its Chief Financial Officer at its principal office.

8.Governing Law.  The Units shall be construed under and governed by the laws of the State of Delaware as to all matters, including, but not limited to, matters of validity, construction, effect and performance.

9.Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force and effect.

10.Entire Agreement, Amendment.  This Agreement and the Plan contain the entire agreement between the parties hereto relating to the subject matter hereof and shall not be modified or amended in any way except in a writing signed by all of the parties hereto. All terms which are not defined in this Agreement shall bear the meaning ascribed to such terms in the Plan.  This Agreement is made pursuant to and in accordance with the Plan, and in the event of any conflict or discrepancy between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall have precedence over any conflicting or discrepant terms in this Agreement.

GOLDEN MINERALS COMPANY

By:

Name:

Title:

EXECUTIVE

Name:

3